Exhibit (a)(16)

Contacts:

Investors

Bob Okunski

408-240-5447

Bob.Okunski@sunpowercorp.com

Media

Helen Kendrick

408-240-5585

Helen.Kendrick@sunpowercorp.com

SunPower Provides Second-Quarter and Fiscal Year 2011 Outlook

SAN JOSE, Calif., June 7, 2011 – SunPower Corp. (NASDAQ: SPWRA, SPWRB) today announced its second-quarter and 2011 fiscal year financial outlook.

Financial Outlook	Q2 2011	FY 2011
Revenue	$550 -$600 million	$2.80 -$2.95 billion
Gross Margin (Non-GAAP)*	15% - 17%	17% - 19%
Gross Margin (GAAP)	13% - 15%	16% - 18%
GAAP net income (loss) per diluted share	($0.50) – ($0.30)	($0.10) - $0.50
Non-GAAP net income (loss) per diluted share*	($0.05) - $0.10	$1.20 - $1.70
MW Recognized	175 – 200 MW	875 – 920 MW

*	A reconciliation of Non-GAAP to GAAP outlook is included at the end of this press release

“The changes to Italian solar policy this year have had a significant impact on the global solar market,” said Tom Werner, SunPower president and CEO. “In response, we rebalanced our product allocation in Italy away from power plants and toward our European residential and commercial (R&C) business where demand remains strong. The ability to reallocate our product in the face of market changes is a key feature of SunPower’s vertically integrated, geographically diversified model. However, systems sold through our R&C channel yield less profit per watt than systems deployed in self-developed power plant projects, as reflected in our Q2 outlook. In addition, we expect the current global pricing pressure to persist through 2011 and, as a result, we are planning full-year 2011 non-GAAP gross margins to be in the range of 17% to 19%.

“The changes in global market conditions favor SunPower as we have both the flexibility to rebalance our allocation between downstream channels as well as the technology differentiation to sustain premium pricing compared to lower efficiency systems,” continued Werner. “Italy’s decision to focus market development on residential and commercial applications instead of large power plants is in line with the trend across Europe, playing to our strengths in the rooftop and carport markets. Our world-leading, high-efficiency solar systems maximize customers’ returns, especially in area-constrained applications, positioning us to increase our share in these markets.”

“To align with the reallocation of product, we are rebalancing resources to support the growth of our residential and commercial rooftop businesses,” said Dennis Arriola, SunPower CFO. “We’re taking aggressive steps to actively manage our manufacturing and operating expenses, including working with suppliers to modify contracts to reflect current market conditions. In addition, our 2011 outlook incorporates the efficient management of our balance sheet through production optimization and demand-driven inventory levels. These steps, along with the $1 billion credit support agreement with Total, position SunPower to gain market share profitably.”

As a result of the changes to Italian solar policy, the company anticipates that its fiscal year 2011 GAAP results will be impacted by certain one-time, pre-tax charges of $14 million to $29 million related to its reallocation strategy, including $11 million to $21 million in the second quarter. In addition, the company expects its second quarter GAAP results to reflect $13 million to $15 million in pre-tax expenses related to the outstanding Total tender offer.

This press release contains both GAAP and non-GAAP financial information. Non-GAAP historical figures are reconciled to the closest GAAP equivalent categories in the financial attachment of this press release. Please note that the company has posted supplemental information and slides related to its 2011 outlook on the Events and Presentations section of the SunPower Investor Relations page at http://investors.sunpowercorp.com/events.cfm.

SunPower will discuss this release in a conference call on Tuesday, June 7, 2011 at 1:30 p.m. PDT. The call-in number is 517-623-4618, passcode SunPower. The call will be webcast and can be accessed from SunPower’s website at http://investors.SunPowercorp.com/events.cfm.

About SunPower

SunPower Corp. (Nasdaq: SPWRA, SPWRB) designs, manufactures and delivers the highest efficiency, highest reliability solar panels and systems available today. Residential, business, government and utility customers rely on the company’s quarter century of experience and guaranteed performance to provide maximum return on investment throughout the life of the solar system. Headquartered in San Jose, Calif., SunPower has offices in North America, Europe, Australia and Asia. For more information, visit www.SunPowercorp.com.

Forward-Looking Statements - This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that do not represent historical facts and may be based on underlying assumptions. The company uses words and phrases such as “outlook,” “remain,” “expect,” “planning,” “sustain,” “positioning,” “guidance,” “position,” “anticipate,” “will,” and similar expressions to identify forward-looking statements in this press release, including forward-looking statements regarding: (a) Q2 2011 and FY 2011 guidance on revenues, GAAP and non-GAAP gross margins, GAAP and non-GAAP net income/loss per diluted share, and MW recognized; (b) demand remaining strong in the R&C business; (c) global pricing pressure to persist; (d) SunPower’s ability to sustain premium pricing; (e) SunPower’s ability to increase its market share in area-constrained applications; (f) the expected completion of the Total tender offer and the expected benefits of Total’s investment in SunPower, including improving market share profitably; (g) SunPower obtaining board approval for certain restructuring initiatives; and (h) SunPower’s ability to successfully execute its reallocation strategy, support growth in its residential and commercial rooftop businesses, and manage balance sheet through production optimization and inventory. Such forward-looking statements are based on information available to the company as of the date of this release and involve a number of risks and uncertainties, some beyond the company’s control, that could cause actual results to differ materially from those anticipated by these forward-looking statements, including risks and uncertainties such as: (i) our ability to achieve the expected timing and our ability to satisfy the closing conditions of the proposed tender offer from Total; (ii) our ability to achieve the expected benefits from the Total investment, including through the credit support agreement; (iii) the impact of regulatory changes and the continuation of governmental and related economic incentives promoting the use of solar power, for example the recent changes to the Italian feed-in tariff, and the impact of such changes on our revenues, financial results, and any potential impairments to our intangible assets, project assets, and goodwill; (iv) increasing competition in the industry and lower average selling prices, and any revaluation of inventory as a result of decreasing ASP or reduced demand; (v) the company’s ability to obtain and maintain an adequate supply of raw materials, components, and solar panels, as well as the price it pays for such items; (vi) general business and economic conditions, including seasonality of the solar industry and growth trends in the solar industry; (vii) the company’s ability to revise its portfolio allocation geographically and across downstream channels to respond to regulatory changes; (viii) the company’s ability to increase or sustain its growth rate; (ix) construction difficulties or potential delays, including obtaining land use rights, permits, license, other governmental approvals, and transmission access and upgrades, and any litigation relating thereto, for example any environmental litigation relating to the CVSR project; (x) the significant investment required to construct power plants and the company’s ability to sell or otherwise monetize power plants; (xi) fluctuations in the company’s operating results and its unpredictability, especially revenues from the UPP segment or in response to regulatory changes; (xii) the improved availability of financing arrangements for the company’s utilities projects and the company’s customers; (xiii) potential difficulties associated with operating the joint venture with AUO and the company’s ability to achieve the anticipated synergies and manufacturing benefits, including ramping Fab 3 according to plan; (xiv) the company’s ability to remain competitive in its product offering, obtain premium pricing while continuing to reduce costs and achieve lower targeted cost per watt; (xv) the company’s liquidity, substantial indebtedness, and its ability to obtain additional financing; (xvi) manufacturing difficulties that could arise; (xvii) the success of the company’s ongoing research and development efforts and the acceptance of the company’s new products and services; (xviii) the company’s ability to protect its intellectual property;(xix) company’s exposure to foreign exchange, credit and interest rate risk; (xx) possible impairment of goodwill; (xxi) possible consolidation of the joint venture AUO SunPower; and (xxii) other risks described in the company’s Annual Report on Form 10-K for the year ended January 2, 2011, Quarterly Report on Form 10-Q for the quarter ended April 3, 2011 and other filings with the Securities and Exchange Commission. These forward-looking statements should not be relied upon as representing the company’s views as of any subsequent date, and the company is under no obligation to, and expressly disclaims any responsibility to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer for the outstanding shares of SunPower’s Class A and Class B common stock described in this press release is only made pursuant to the Tender Offer Statement on Schedule TO (including an offer to purchase, a related letter of transmittal and other offer documents) filed by Total S.A. and a subsidiary of Total S.A., Total Gas & Power USA, SAS (“Purchaser”) with the U.S. Securities and Exchange Commission (“SEC”) on May 3, 2011, and the Solicitation/Recommendation Statement on Schedule 14D-9 filed with the SEC by SunPower on May 3, 2011. Purchaser and SunPower have mailed these documents to the stockholders of SunPower. The Tender Offer Statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the Solicitation/Recommendation Statement contain important information relating to the tender offer and SunPower stockholders are urged to read those documents, and any amendments to those documents, carefully before making any decision with respect to the tender offer. Those materials and all other documents filed by Total S.A., Purchaser or SunPower with the SEC are available at no charge on the SEC’s web site at www.sec.gov. The Tender Offer Statement and related materials may be obtained for free by directing such requests to MacKenzie Partners, Inc., the Information Agent for the tender offer, at (800) 322-2885. The Schedule 14D-9 Solicitation/Recommendation Statement and such other documents may be obtained for free by directing such requests to SunPower Corp., 77 Rio Robles, San Jose, California 95134 or at http://investors.sunpowercorp.com/.

Segment Reporting Information

The UPP Segment refers to both our large-scale solar products and systems business including power plant project development and project sales, turn-key power plant EPC and O&M services, as well as components sales which includes large volume sales of solar panels and mounting systems to third parties. The R&C Segment refers to our solar equipment sales into the residential and small commercial market through our third-party global dealer network, as well as direct sales and EPC and O&M services installing rooftop and ground-mounted solar systems for the new homes, commercial and public sectors.

About SunPower’s Non-GAAP Financial Measures

To supplement its consolidated financial results presented in accordance with GAAP, SunPower uses non-GAAP measures which are adjusted from the most directly comparable GAAP results to exclude certain items, as described below. Management does not consider these non-cash items in evaluating the core operational activities of SunPower. The specific non-GAAP measures listed below are gross margin and net income (loss) per share. Management believes that each of these non-GAAP measures (gross margin and net income (loss) per share) are useful to investors by enabling them to better assess changes in each of these key elements of SunPower’s results of operations across different reporting periods on a consistent basis, independent of these items. Thus, each of these non-GAAP financial measures provides investors with another method for assessing SunPower’s operating results in a manner that is focused on its ongoing core operating performance, absent the effects of these items. Management also uses these non-GAAP measures internally to assess the business and financial performance of current and historical results, for strategic decision making, forecasting future results and evaluating the company’s current performance. Many of the analysts covering SunPower also use these non-GAAP measures in their analyses. Given management’s use of these non-GAAP measures, SunPower believes these measures are important to investors in understanding SunPower’s current and future operating results as seen through the eyes of management. These non-GAAP measures are not in accordance with or an alternative for GAAP financial data, the non-GAAP measures should be reviewed together with the GAAP measures and are not intended to serve as a substitute for results under GAAP, and may be different from non-GAAP measures used by other companies. As presented in the “Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures” table below, each of the non-GAAP financial measures excludes one or more of the following items.

As described in detail within SunPower’s historical communications regarding non-GAAP financial measures, such financial measures exclude the following recurring non-cash items: (i) amortization of intangible assets, (ii) stock based compensation, (iii) non-cash interest expense and (iv) amortization of promissory notes, as management believes they do not accurately reflect SunPower’s ongoing operating results. In addition to the above items, SunPower’s non-GAAP financial measures, presented herein, further exclude one or more of the following items:

•

Restructuring charges. These charges relate to anticipated cost reduction activities, including costs associated with employee severance and lease termination. Restructuring charges are excluded from non-GAAP financial measures as they are related to a discrete event and are not reflective of ongoing operating results.

•

Write-down of Project Assets. These charges relate to anticipated write-downs of certain capitalized costs relating to solar power system projects in various stages of development that we incur prior to the sale of the solar power system. Such charges are excluded from non-GAAP financial measures as they are related to a discrete event and are not reflective of ongoing operating results.

•

Non-recurring costs. Management excludes the estimated transaction expenses incurred in connection with the April 28, 2011 Tender Offer Agreement with Total Gas & Power USA, SAS, as it enhances the ability of investors to compare SunPower’s operating results over different reporting periods because they are the result of infrequent events and arise outside the ordinary course of operations.

Finally, management excludes the tax effects of the items noted above in order to present a more meaningful measure of non-GAAP net income (loss) per share.

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures

2011 GUIDANCE:	Q2 2011	FY2011
Revenue (in $000’s):	$550,000-$600,000	$2,800,000-$2,950,000
Gross margin (non-GAAP)	15%-17% (a)	17%-19% (b)
Gross margin (GAAP)	13%-15%	16%-18%
Net income (loss) per diluted share (non-GAAP)	$ (0.05)-$0.10 (c)	$ 1.20-$1.70 (d)
Net income (loss) per diluted share (GAAP)	$ (0.50)-($0.30)	$ (0.10)-$0.50

(a)	Estimated non-GAAP amounts above for Q2 2011 reflect adjustments that exclude the estimated amortization of intangible assets of approximately $0.1-$0.2 million, estimated stock-based compensation expense of approximately $4.3-$4.5 million, estimated non-cash interest expense of approximately $0.7-$0.8 million and anticipated charges associated with the write-down of project assets of approximately $4.0-$6.5 million.

(b)	Estimated non-GAAP amounts above for 2011 reflect adjustments that exclude the estimated amortization of intangible assets of approximately $0.3-$0.5 million, estimated stock-based compensation expense of approximately $17.2-$18.0 million, estimated non-cash interest expense of approximately $2.7-$3.0 million and anticipated charges associated with the write-down of project assets of approximately $4.0-$6.5 million.

(c)	Estimated non-GAAP amounts above for Q2 2011 reflect adjustments that exclude the estimated amortization of intangible assets of approximately $6.9-$7.0 million, estimated stock-based compensation expense of approximately $15.5 million, estimated non-cash interest expense of approximately $7.7-$7.8 million, amortization of promissory notes of approximately $0.8 million, anticipated charges associated with the write-down of project assets of approximately $4.0-$6.5 million, estimated restructuring charges of approximately $7.0-$14.0 million, and estimated transaction expenses related to the April 28, 2011 Tender Offer Agreement of approximately $13.0-$15.0 million.

(d)	Estimated non-GAAP amounts above for 2011 reflect adjustments that exclude the estimated amortization of intangible assets of approximately $27.2-$27.7 million, estimated stock-based compensation expense of approximately $61.2-$62.8 million, estimated non-cash interest expense of approximately $23.7-$24.0 million, amortization of promissory notes of approximately $3.0 million, anticipated charges associated with the write-down of project assets of approximately $4.0-$6.5 million, estimated restructuring charges of approximately $10.0-$22.0 million, and estimated transaction expenses related to the April 28, 2011 Tender Offer Agreement of approximately $13.0-$15.0 million.